UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.          )

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O’Charley’s Inc.
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3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500
Dear Shareholder:
     It is my pleasure to extend to you a cordial invitation to attend the annual meeting of shareholders of O’Charley’s Inc. to be held at 9:00 a.m., local time, on Wednesday, May 18, 2011, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee.
     At the meeting, shareholders will be asked to (i) elect Arnaud Ajdler, William F. Andrews, Douglas Benham, David W. Head, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., H. Steve Tidwell, Robert J. Walker and Shirley A. Zeitlin to the company’s board of directors; (ii) to approve, on an advisory basis, the company’s executive compensation; (iii) to determine, on an advisory basis, whether the company will have future advisory votes regarding executive compensation every one year, every two years or every three years; (iv) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011; and (v) transact such other business as may properly come before the annual meeting. In addition, we will present a report on the condition and performance of the company, and you will have an opportunity to ask questions of management on matters that affect the interests of all shareholders.
     As we did last year, we are using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2010 annual report and a form of proxy card.
     We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy card by mail, you may complete and return the proxy card in the postage-paid envelope provided or follow the instructions on the proxy card for voting by telephone or the Internet. Your vote is important.
     I look forward to seeing you Wednesday, May 18, 2011.

Sincerely,
/s/ David W. Head
David W. Head
President and Chief Executive Officer

3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     As a shareholder of O’Charley’s Inc., you are hereby given notice of and invited to attend the annual meeting of shareholders of the company to be held at 9:00 a.m., local time, on Wednesday, May 18, 2011, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, for the following purposes:
1.	To elect Arnaud Ajdler, William F. Andrews, Douglas Benham, David W. Head, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., H. Steve Tidwell, Robert J. Walker and Shirley A. Zeitlin as directors to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified or until his or her earlier death, resignation or removal;

2.	To approve, on an advisory basis, the company’s executive compensation;

3.	To determine, on an advisory basis, whether the company will have future advisory votes regarding executive compensation every one year, every two years or every three years;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011; and

5.	To transact such other business as may properly come before the annual meeting.
     Shareholders of record at the close of business on March 18, 2011, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
     You can ensure that your shares of common stock are voted at the annual meeting by casting your vote by telephone or the Internet, or, if you received a paper copy of a proxy card by mail, by dating the proxy card and returning it in the envelope provided. Voting telephonically or by the Internet, or sending in a signed proxy, will not affect your right to attend the annual meeting and vote in person. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO VOTE TELEPHONICALLY OR BY THE INTERNET, OR, IF YOU RECEIVED A PAPER COPY OF A PROXY CARD, TO SIGN AND DATE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By the Order of the Board of Directors,
/s/ Colin M. Daly
Colin M. Daly
General Counsel, Secretary and Compliance Officer

Nashville, Tennessee
April 8, 2011

O’CHARLEY’S INC.
3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

PROXY STATEMENT

     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 18, 2011: This Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report are available at www.proxyvote.com.
     The accompanying proxy is solicited by the board of directors of the company for use at the annual meeting of shareholders to be held on May 18, 2011, and at any adjournment or postponement thereof. The purposes of the annual meeting are to vote on a proposal to elect Arnaud Ajdler, William F. Andrews, Douglas Benham, David W. Head, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., H. Steve Tidwell, Robert J. Walker and Shirley A. Zeitlin to the company’s board of directors, to approve, on an advisory basis, the company’s executive compensation, to determine, on an advisory basis, whether the company will have future advisory votes regarding executive compensation every one year, every two years or every three years, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011, and to transact such other business as may properly be brought before the annual meeting. This proxy statement and the accompanying proxy card are first being distributed and made available to shareholders on or about April 8, 2011.
     Shareholders of record at the close of business on the record date, March 18, 2011, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.
     The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the meeting. As of the record date, 21,658,155 shares of the company’s common stock were outstanding. Proxies received but marked as abstentions or “broker non-votes” (which, as discussed further below, occurs when a proxy is returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote) will be counted as present for purposes of determining a quorum on all matters.
     Shares of common stock represented by a proxy properly submitted at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If your shares are held by your broker or other nominee, often referred to as in “street name,” you will receive a form from your broker seeking instructions as to how your shares should be voted. If you are a registered shareholder and received a notice of availability of our proxy materials over the Internet, you may vote by telephone or electronically through the Internet by following the instructions included in the notice. If you are a registered shareholder and received paper proxy materials through the mail, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card, or you may sign, date and return the proxy card provided with your proxy materials.
     If a proxy is submitted without specifying choices, the shares will be voted as recommended by the company’s board of directors. A shareholder who submits a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the company in writing, or by duly submitting a proxy bearing a later date. If your shares are held in street name, you should contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares in its discretion on “routine” matters, but may not vote your shares on “non-routine” matters.
     The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors in Proposal 1, the approval, on an advisory basis, of the company’s executive compensation in Proposal 2, and the ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2011 in Proposal 4. With respect to the resolution in Proposal 3, the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be considered as our shareholders’ preferred frequency with which the company is to hold future advisory votes regarding executive compensation. Proposals 1, 2 and 3 are considered “non-routine” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. As mentioned above, these so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for the election of directors in Proposal 1 and the approval of Proposals 2 and 3. However, Proposal 4 to approve the appointment of our independent registered public accounting firm is considered a “routine” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. Abstentions will have no effect on the outcome of any of the proposals to be presented at the annual meeting.
     It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to any of the proposals to be considered at the annual meeting, or soliciting additional proxies in favor of the approval of any such proposals, the persons named on the accompanying proxy card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following persons are known by the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock. The following information is as of March 11, 2011 and is based upon information set forth in Schedules 13D and 13G filed by such persons with the United States Securities and Exchange Commission (the “SEC”).

	Amount and
	Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class
FMR, LLC 82 Devonshire Street Boston, Massachusetts 02109	3,221,300	(1)	14.87%

Crescendo Partners 10 East 53rd Street, 35th Floor New York, New York 10022	2,155,798	(2)	9.95%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,720,022	(3)	7.94%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,709,693	(4)	7.89%

Loomis, Sayles & Co., L.P. One Financial Center Boston , Massachusetts 02111	1,375,952	(5)	6.35%

(1)	This information is as of December 31, 2010, and is based solely on a Schedule 13G/A filed by FMR, LLC on February 11, 2011, reporting sole power to vote or direct the vote of 382,600 shares and the sole power to dispose or to direct the disposition of 3,221,300 shares. As reported in such filing, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,838,700 shares or 13.038% of the company’s common stock as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth Fund, amounted to 1,496,225 shares or 6.872% of the company’s common stock outstanding. Edward C. Johnson 3d and FMR, LLC, through its control of Fidelity and the funds, each has sole dispositive power with respect to 2,838,700 shares owned by the funds. Neither FMR, LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees.

(2)	This information is as of September 27, 2010, and is based solely on a Schedule 13D/A filed jointly by Crescendo Partners II, L.P., Series Z; Crescendo Investments II, LLC; Crescendo Partners III, L.P.; Crescendo Investments III, LLC; Eric Rosenfeld; Arnaud Ajdler; and Gregory Monahan on September 29, 2010 and a Form 4 filed jointly by Eric Rosenfeld, Crescendo Investments II, LLC; Crescendo Investments III, LLC; Crescendo Partners II, L.P., Series Z; and Crescendo Partners III, L.P. on September 29, 2010. As reported in such filings, Eric Rosenfeld has sole voting power and sole dispositive power with respect to 2,155,798 shares.

(3)	This information is as of December 31, 2010, and is based solely on a Schedule 13G/A filed by BlackRock, Inc. on January 20, 2011. As reported in such filing, BlackRock, Inc. has sole voting power and sole dispositive power with respect to 1,720,022 shares.

(4)	This information is as of December 31, 2010, and is based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 11, 2011. As reported in such filing, Dimensional Fund Advisors LP has sole voting power and sole dispositive power with respect to 1,709,693 shares.

(5)	This information is as of December 31, 201,0 and is based solely on a Schedule 13G/A filed by Loomis, Sayles & Co., L.P. on February 14, 2011. As reported in such filing, Loomis, Sayles & Co., L.P. has shared voting power with respect to 426,824 shares, and sole voting power and sole dispositive power with respect to 949,128 shares and 1,375,952 shares, respectively.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
     The company’s board of directors has approved a set of Corporate Governance Guidelines recommended by the company’s nominating and corporate governance committee. These guidelines address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The board of directors believes such guidelines to be appropriate for the company in its effort to maintain “best practices” as to corporate governance. You may access a copy of the company’s Corporate Governance Guidelines on the “Investor Relations” section of the company’s website at www.ocharleysinc.com.
Director Independence
     The board has determined that each of the following directors is an “independent director” within the meaning of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, LLC (“Nasdaq”):

Arnaud Ajdler	Philip J. Hickey, Jr.	H. Steve Tidwell
William F. Andrews	Gregory Monahan	Robert J. Walker
Douglas Benham	Dale W. Polley	Shirley A. Zeitlin
Richard Reiss, Jr.
     During 2010, the independent directors met in executive session at which only independent directors were present following each of the regular quarterly meetings of the board.
Leadership Structure and Risk Oversight
     The company separates the positions of chief executive officer and chairman of the board of directors, consistent with our view of corporate governance. The board of directors has appointed Philip J. Hickey, Jr., to serve as its non-executive chairman. At the time of Mr. Hickey’s appointment, the board determined that the position of lead independent director was no longer necessary, because Mr. Hickey brings an independent view to the chairman position, while the input and viewpoint from management’s perspective that is critical to board deliberations can be articulated by Mr. Head, who serves as a director. Also, in 2009, the board disbanded the executive committee and instituted telephonic meetings among all available directors held in each of the nine four-week accounting periods in which an in-person board meeting is not held. The board of directors believes that this board leadership structure is appropriate for the company at this time.
     It is management’s responsibility to manage risk and bring to the board of directors’ attention the material risks to the company. Our board of directors regularly reviews various areas of significant risk to the company, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full board of directors include competition risks, casual dining industry risks, macro-economic risks, liquidity risks, business operations risks and risks related to strategic company initiatives. Our audit committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the audit committee include accounting, financial and auditing risks; risks related to the preparation of our financial statements; risks related to our disclosure controls and procedures, as well as internal controls and procedures required by the Sarbanes-Oxley Act of 2002; matters reported to the audit committee through our internal audit department and through anonymous reporting procedures; risks posed by significant litigation matters; and compliance with applicable laws and regulations. Our nominating and corporate governance committee evaluates proposed affiliate transactions for compliance with applicable guidelines and reviews compliance with applicable laws and regulations related to corporate governance. Our compensation and human resources committee reviews and evaluates potential risks related to new executive hires and risks related to the design of our employee compensation programs.

Director Candidates
     The company’s Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on the company’s board of directors. The company’s board of directors has created a nominating and corporate governance committee whose responsibilities include assisting the board of directors in identifying qualified individuals to become board members, determining the composition of the board of directors and its committees, monitoring a process to assess board effectiveness and developing and implementing the company’s Corporate Governance Guidelines. The responsibility of the nominating and corporate governance committee is to recommend nominees who would be the most effective, in conjunction with the other members of the board, in collectively serving the long-term interests of our shareholders. The nominating and corporate governance committee has not adopted any specific minimum qualifications that must be met by a nominee or any specific experience, qualifications, attributes or skills that are necessary for one or more of the directors to possess. Rather, the nominating and corporate governance committee may consider all factors it considers appropriate in its assessment of candidates for board membership, which may include:
•	ensuring that the board of directors, as a whole, consists of individuals with various and relevant career experience, relevant technical skills, business knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), and local and community ties;

•	individual qualifications, including strength of character, mature judgment, time availability, familiarity with the company’s business and industry, independence of thought and an ability to work collegially; and

•	the extent to which the candidate would fill a need on the board of directors.
     The nominating and corporate governance committee believes that in selecting director nominees, the board should seek to build a diverse group of directors with respect to business and personal backgrounds, skills and points of view. We believe that this aspiration is reflected in our current board, whose members include major company shareholders, national restaurant industry leaders, local entrepreneurs, sophisticated professionals from the private investment community and members with financial and legal backgrounds. Although neither the nominating and corporate governance committee nor the board of directors has a formal policy with respect to director nominations that defines “diversity,” our Corporate Governance Guidelines make clear that many factors are taken into account in director nominations. These include considerations such as standing in the local community, diversity of life experience and specialized skills. Though we seek candidates with diverse backgrounds and points of view, traits such as character, mature judgment, availability of time to serve O’Charley’s Inc. and a commitment to work collaboratively are common attributes that we look for in all candidates for our board of directors.
     Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time.
Process for Identifying Candidates
     The nominating and corporate governance committee has no specifically defined process for identifying and evaluating nominees, but seeks to identify potential candidates for membership on the company’s board of directors through conversations with members of the board of directors, senior management and other constituencies. The nominating and corporate governance committee is also responsible for reviewing the particular and specific experience, qualifications, attributes and skills, in addition to the performance of incumbent directors, to determine whether to recommend them to the board of directors as nominees for re-election. Director nominees Arnaud Ajdler, William F. Andrews, Douglas Benham, David W. Head, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., H. Steve Tidwell, Robert J. Walker and Shirley A. Zeitlin are incumbent directors standing for re-election. Following assessment of the candidates’ qualifications and suitability, the nominating and corporate governance committee recommended each of the nominees to the board of directors to be presented for shareholder approval at the annual meeting. Messrs. Ajdler, Monahan and Benham were initially appointed to the board of directors pursuant to a Settlement Agreement with Eric S. Rosenfeld, Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Crescendo Investments II, LLC and Crescendo Investments III, LLC (collectively, “Crescendo Partners”) in March 2008. Mr. Hickey was initially appointed to the board of directors in January 2009 pursuant to a Second Settlement Agreement between the company and Crescendo Partners.
     The nominating and corporate governance committee also considers nominees proposed by the company’s shareholders in accordance with the provisions contained in the company’s bylaws. Nominations made by shareholders must be made by written notice setting forth the information required by the company’s bylaws received by the secretary of the company at least 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting for an election of directors at an annual meeting, or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders for an election of directors at a special meeting. Shareholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.

Code of Conduct and Business Ethics Policy
     The company has a Code of Conduct and Business Ethics Policy (the “code of conduct”) that applies to all of the company’s employees, officers and directors. The purpose of the code of conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the company files with the SEC and other public communications by the company; to ensure compliance with applicable governmental laws, rules and regulations; to facilitate prompt internal reporting of violations of the code of conduct; and to ensure accountability for adherence to the code of conduct.
     Under the Sarbanes-Oxley Act of 2002 and the SEC’s related rules, the company is required to disclose whether it has adopted a code of ethics that applies to the company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The company’s chief executive officer and senior financial officers are bound by the company’s code of conduct, which contains provisions consistent with the SEC’s description of a code of ethics. Each of these officers is required to read and certify that he or she has read, understands and has complied with the code of conduct. The company’s chief compliance officer reports quarterly to the audit committee as to whether there were any violations of or waivers granted under the code of conduct in respect of any of these officers.
     A current version of the company’s code of conduct can be obtained from the “Investor Relations” section of the company’s website at www.ocharleysinc.com. The company intends to disclose any legally required amendments to, or waivers from, the code of conduct with respect to its directors and officers in accordance with the rules and regulations of the SEC and Nasdaq. Any such disclosure will be made in the “Investor Relations” section of the company’s website at www.ocharleysinc.com.
Communications with Members of the Board
     The company’s board of directors has established procedures for the company’s shareholders to communicate with members of the board of directors. Shareholders may communicate with any of the company’s directors by writing to them c/o O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Shareholders may also communicate with our directors by sending an email to boardofdirectors@ocharleys.com. Shareholders may also communicate with the chair of any board committee by sending an email to auditchair@ocharleys.com (audit committee), nomgovchair@ocharleys.com (nominating and corporate governance committee) or compchair@ocharleys.com (compensation and human resources committee), or with our independent directors as a group by sending an email to outsidedirectors@ocharleys.com.
Board Member Attendance at Annual Meeting
     Pursuant to the company’s Corporate Governance Guidelines, each member of the board of directors should seek to attend the annual meeting of shareholders. With the exception of Mr. Head, who was not appointed as chief executive officer and a director until effective September 1, 2010, all of the company’s incumbent directors attended the 2010 annual meeting of shareholders.
Director Stock Ownership Policy
     The company’s board of directors has adopted a policy that each director who has served on the board of directors for three years or more should own at least 12,750 shares of the company’s common stock. Under the terms of the policy, the board may from time to time evaluate whether exceptions should be made based on the personal circumstances of any director.

PROPOSAL 1: ELECTION OF DIRECTORS
     All of our directors are elected annually to one-year terms. Following our 2010 annual meeting of shareholders, effective as of September 1, 2010, the board of directors named David W. Head as the company’s president and chief executive officer and appointed Mr. Head a member of the board.
     Upon the recommendation of the nominating and corporate governance committee, the board of directors has nominated Messrs. Ajdler, Andrews, Benham, Hickey, Monahan, Polley, Reiss, Tidwell, Walker and Ms. Zeitlin, for re-election, and Mr. Head for election, at the 2011 annual meeting of shareholders, each to serve for a one-year term until the 2012 annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.
     We expect each of the nominees to serve if elected. If a nominee becomes unable or unwilling to serve as a director, the persons named in the form of proxy have advised the company that they will vote for such substitute or substitutes as may be designated by the board of directors.
     The board of directors recommends that you vote FOR each of the director nominees named in this proxy statement.

     The following table contains, as of March 11, 2011, certain information concerning: (i) the current directors of the company, including the nominees; (ii) our named executive officers, as set forth below under Compensation Discussion and Analysis; and (iii) the current directors and executive officers as a group.

				Shares of
				Common
				Stock
				Beneficially	Percent
		Director		Owned on	of
Name	Age	Since	Position	March 11, 2011(1)	Class
Philip J. Hickey, Jr.	56	2009	Director, Chairman of the Board	108,025	*
Arnaud Ajdler(2)	35	2008	Director	39,424	*
William F. Andrews(3)	79	2004	Director	45,845	*
Douglas Benham(3)	54	2008	Director	66,024	*
Gregory Monahan(4)	37	2008	Director	27,774	*
Dale W. Polley(3)	61	2001	Director	66,970	*
Richard Reiss, Jr.(2)	67	1983	Director	146,720	*
H. Steve Tidwell(2)	68	1988	Director	107,770	*
Robert J. Walker(4)	70	2000	Director	91,720	*
Shirley A. Zeitlin(4)	76	1996	Director	68,970	*
David W. Head	54	2010	Director, President and Chief Executive Officer	40,000	*
Wilson L. Craft	57	—	Concept President — O’Charley’s
John R. Grady	58	—	Concept President — Ninety Nine Restaurants	69,580	*
Lawrence D. Taylor	53	—	Chief Supply Chain Officer	27,287	*
Jeffrey D. Warne	50	—	Former Director, President and Chief Executive Officer	76,082	*
Lawrence E. Hyatt	56	—	Former Chief Financial Officer and Treasurer	102,298	*
All current directors and executive officers as a group (19 persons)				1,227,023	5.6%

*	less than one percent

(1)	Includes the following shares that the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of options: John R. Grady — 24,000 shares; Dale W. Polley — 16,250 shares; Richard Reiss, Jr. — 13,500 shares; H. Steve Tidwell — 13,500 shares; Robert J. Walker — 13,500 shares; Shirley A. Zeitlin — 13,500 shares; and all current directors and executive officers as a group (19 persons) — 115,510 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Member of the compensation and human resources committee.

(3)	Member of the audit committee.

(4)	Member of the nominating and corporate governance committee.

     The following is a brief summary of the business experience, skills and qualifications of each of the directors of the company, including the nominees.
     Arnaud Ajdler has been a managing director of Crescendo Partners since December 2005. Since March 2008, Mr. Ajdler has served as a director of Destination Maternity Corporation, a designer and retailer of maternity apparel. Since its inception in June 2006, Mr. Ajdler has served as a member of the board of directors and the secretary of Rhapsody Acquisition Corp., an OTC Bulletin Board-listed blank check company formed to effect a business combination with an operating business. From June 2004 until June 2006 Mr. Ajdler also served as the chief financial officer, a director and the secretary of Arpeggio Acquisition Corporation. Arpeggio completed its business combination with Hill International, Inc. in June 2006 and since then Mr. Ajdler has served as a director of the surviving company. Mr. Ajdler also serves as a director and member of the audit committee of Charming Shoppes, Inc., a multi-brand specialty apparel retailer.
     Mr. Ajdler brings to the board a strong business and financial background, as well as perspective from his service on other public company boards of directors. In particular, Mr. Ajdler’s experience in the retail industry with Destination Maternity Corporation and Charming Shoppes, Inc., provides him with sophisticated perspectives regarding brand marketing and consumer discretionary spending habits, which are directly relevant to our business and value-oriented marketing strategy. In addition to his business and financial experience, Mr. Ajdler also brings to the board the perspective of a major company shareholder.
     William F. Andrews has served as chairman of the executive committee of Corrections Corporation of America, an owner and operator of privatized correctional and detention facilities, since July 2008, after having served as its chairman of the board since August 2000. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995. He is currently the chairman of the board of directors of Katy Industries, Inc., a manufacturer and distributor of consumer and commercial products. Mr. Andrews also currently serves as a director of Black Box Corporation, a publicly-traded provider of information technology infrastructure solutions, and Trex Company, Inc., a publicly-traded producer of decking and railing products.
     Mr. Andrews is a respected business leader with a diverse business background, bringing to the board multiple perspectives, including those of an investor and an executive. For 15 years, he has been a principal in the private equity firm Kohlberg & Company, which experience lends him, and consequently our board, a deep knowledge of how investors analyze and value business enterprises. Additionally, Mr. Andrew’s service as a chief executive officer of another publicly-traded company and in leadership roles on other public company boards has resulted in valuable experience in the processes and policies needed to effectively govern a publicly-traded enterprise.
     Douglas Benham is the president and chief executive officer of DNB Advisors, LLC, a restaurant industry consulting firm. Mr. Benham served as president and chief executive officer of Arby’s Restaurant Group, a quick service restaurant company, from January 2004 until April 2006. From August 2003 until January 2004, Mr. Benham was president and chief executive officer of DNB Advisors, LLC. From January 1989 until August 2003, Mr. Benham served on the board of directors, as well as chief financial officer, of RTM Restaurant Group, Inc., an Arby’s franchisee. Since August 2009, Mr. Benham also serves as a director of Sonic Corp., a publicly-traded company which has over 3,500 drive-in restaurants. Mr. Benham also currently serves as a director and member of the audit committee of Macquarie CNL Global Income Trust, a real estate investment trust.
     With more than 20 years experience in the restaurant industry, Mr. Benham offers the board valuable knowledge in restaurant operations and management. This understanding of the restaurant industry allows Mr. Benham a variety of viewpoints and perspectives critical to productive board deliberations.
     David W. Head has served as Chief Executive Officer, President and member of our board of directors since September 2010. Prior to joining O’Charley’s and since 2006, Mr. Head served as chairman, president and chief executive officer of Captain D’s Seafood Kitchen, an operator and franchisor of over 550 quick-service seafood restaurants generating nearly $500 million in annual revenue. From 2003 to 2006, Mr. Head served as president, Chief Executive Officer and director of Romacorp, Inc., which operates and franchises over 250 Tony Roma’s casual dining locations throughout the United States and in over 30 countries. In November 2005, Romacorp, Inc., as part of its general turnaround strategy, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In April 2006, Romacorp emerged from bankruptcy protection and has since expanded its international and domestic franchising program. Additionally, Mr. Head successfully led franchised start-up restaurants in the Applebee’s International and Red Robin bar and grill systems.
     Mr. Head is a proven leader with a broad skill set, deep operational experience in the restaurant industry, and an impressive track record refining and repositioning restaurant brands. As Chief Executive Officer, he brings management’s perspective to the board.

     Philip J. Hickey, Jr. has served as the Chairman of our board of directors since June, 2009. Mr Hickey has also served as the chief executive officer of Park Row Ventures, an investment and consulting firm, since October 2007. Prior to October 2007, Mr. Hickey served as the chairman of the board of directors of RARE Hospitality International, Inc., a restaurant company, from January 2001 to October 2007 and its chief executive officer from July 1998 until October 2007. Mr. Hickey currently serves as a director of Radiant Systems, Inc., a provider of technology solutions for managing site operations in the hospitality and retail industries.
     Mr. Hickey has extensive experience in the restaurant industry and possesses a sophisticated understanding of the industry’s financial and operational aspects. Under Mr. Hickey’s leadership, RARE Hospitality grew from 108 to 319 restaurants and to over $1 billion in annual revenue. Prior to his experience with Rare Hospitality, Mr. Hickey served as president and chief operating officer of Innovative Restaurant Concepts, Inc. and Rio Bravo International, Inc., operators and franchisors of casual dining restaurants that were acquired by Applebee’s International, Inc. in March 1995. Mr. Hickey’s extensive public company experience and experience and success within our industry demonstrate not only the range of Mr. Hickey’s knowledge, but also exemplify the qualities we believe qualify him as chairman of our board.
     Gregory Monahan has been a managing director of Crescendo Partners since December 2008, after serving as a senior vice president (from December 2007 to December 2008), vice president (from December 2005 to December 2007) and an investment analyst (from May 2005 to December 2005) of Crescendo Partners. Mr. Monahan founded Bind Network Solutions in March 1998 and served with that company until November 2002. Mr. Monahan also previously worked as assistant to the chairman of the board and board observer of Computer Horizons Corp. Mr. Monahan also currently serves as a director of Cott Corporation, a non-alcoholic beverage retailer, and Bridgewater Systems, a mobile personalization company.
     Mr. Monahan brings to the board a wide array of financial knowledge and business acumen. His background as an investment analyst allows him to view the company from the perspective of an existing or potential institutional shareholder. In addition to his business and financial experience, Mr. Monahan also brings to the board the perspective of a major company shareholder.
     Dale W. Polley is currently retired. Mr. Polley was a founder in February 2000 of Pinnacle Financial Partners, a bank holding company, and serves as a member of its board of directors. Mr. Polley also serves on the board of directors of Healthstream, Inc., a provider of healthcare education products and services. Mr. Polley served as a director for the Federal Reserve Bank of Atlanta, Nashville Branch from January 1995 to December 2001. Mr. Polley served as president and vice chairman of First American Corporation, a bank holding company, from 1991 to 2000.
     Drawing from his financial and accounting background, Mr. Polley Chairs the company’s audit committee and is the company’s audit committee financial expert. Mr. Polley has served as president of another public company. This service, combined with his leadership and management experience in other capacities, his service on other public company boards and his reputation in the Nashville business community and beyond, make him a valued contributor to the board.
     Richard Reiss, Jr. is the chairman of Georgica Advisors, LLC, a private investment management firm. Mr. Reiss is also a director of The Lazard Funds, Inc.
     As an experienced and sophisticated investor in companies in a variety of industries, including investments in other restaurant companies, Mr. Reiss brings to the board a diverse understanding of different industries. Mr. Reiss provides valuable guidance to the board on compensation-related matters as Chair of the compensation and human resources committee. With more than 25 years of service on the company’s board, Mr. Reiss has cultivated a deep understanding of the company and its operations strategy.
     H. Steve Tidwell has served as chairman of SPFS, Inc., which operates 18 unaffiliated restaurants in three southern states, since January 2000 and served as president of SPFS, Inc. from February 1991 to January 2000. From January 1987 to February 1991, Mr. Tidwell served as secretary and treasurer of SPFS, Inc. Mr. Tidwell served as vice president of real estate and construction at Shoney’s, Inc. from December 1978 to January 1987.
     Mr. Tidwell has over 30 years of experience in the restaurant industry, which provides him a broad understanding of our strategic priorities. This background, coupled with over 20 years of service on the company’s board, has given Mr. Tidwell an institutional knowledge of the company and the industry in which it operates and competes.
     Robert J. Walker, an attorney for over 40 years, has been a partner in Walker, Tipps & Malone, a law firm, since January 2000.
     Mr. Walker’s 40 years of legal experience give him a strong background in the realm of corporate governance and more generally business negotiations. The board values his insight and leadership skills as well as the knowledge of the restaurant industry that he has developed during his tenure with the company as a director. The company believes these skills serve him well in his role as Chair of the nominating and corporate governance committee.

     Shirley A. Zeitlin serves as chief executive officer of Zeitlin & Co. Realtors, a real estate brokerage firm. Ms. Zeitlin has served as president and a member of the board of the Tennessee Association of Realtors and the Nashville Board of Realtors. She has also served as a member of the board of the Federal Reserve Bank of Nashville, where she served as chairman in 1991. Ms. Zeitlin serves as an advisory board director of Regions Bank as well as a director for numerous civic and charitable organizations.
     Ms. Zeitlin brings a unique background to the board with regard to her experience in real estate and as an owner and operator of a diverse business enterprise. Her knowledge of and contacts within the real estate industry are directly applicable to our company, which leases or owns sites in multiple markets. The board values her experience as a female entrepreneur who is well-connected and respected in the company’s’ hometown of Nashville, Tennessee.
     The board of directors held eleven (11) meetings during the fiscal year ended December 26, 2010. Each of the incumbent directors then in office attended more than 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served during the fiscal year ended December 26, 2010.
Board Committees
     The board of directors has standing audit, compensation and human resources, and nominating and corporate governance committees. The membership and functions of the committees are as follows:
     Audit Committee — The company has a separately-designated standing audit committee established in accordance with applicable rules of the Securities Exchange Act of 1934. Members of the audit committee are Messrs. Andrews, Polley and Benham, each of whom is “independent,” as defined by the applicable rules of the SEC and Nasdaq listing standards. The audit committee operates pursuant to the terms of a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the company’s website at www.ocharleysinc.com. The Audit Committee Charter requires that the audit committee have at least one member who has accounting or related financial management experience or background sufficient to be an “audit committee financial expert” as defined by the SEC. The board of directors has determined that Mr. Polley is an “audit committee financial expert.”
     The audit committee ensures that the financial affairs of the company are subject to proper, effective and continuing independent audits and control procedures. The audit committee also approves the selection, evaluation and compensation of the company’s independent auditor, confers independently with the company’s independent auditor, serves as a liaison between the board of directors and the company’s independent auditor, and reviews various corporate policies, including those relating to accounting and internal control matters.
     Pursuant to the audit committee charter, company management, internal auditors, the independent auditor, outside counsel and other consultants or advisors may attend each meeting or portions thereof as required by the audit committee. The audit committee held six (6) meetings in 2010.
     Compensation and Human Resources Committee — This committee evaluates the performance of the company’s officers, reviews and approves compensation for officers, establishes bonuses for the company’s management, administers the company’s stock incentive plans and reviews significant human resources processes for the company to ensure the overall personnel needs of the company are being met. The compensation and human resources committee operates pursuant to the terms of a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the company’s website at www.ocharleysinc.com. Current members of the compensation and human resources committee are Messrs. Ajdler, Reiss and Tidwell, each of whom is “independent” as defined by Nasdaq listing standards. The compensation and human resources committee held five (5) meetings during 2010.
     Nominating and Corporate Governance Committee — This committee assists the board of directors in identifying qualified individuals to become board members, in determining the composition of the board of directors and its committees, in monitoring a process to assess board effectiveness and in developing and implementing the company’s Corporate Governance Guidelines. The nominating and corporate governance committee is also responsible for developing and recommending to the board of directors a self-evaluation process for the board and its committees and overseeing the self-evaluation process. The nominating and corporate governance committee operates pursuant to the terms of a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the company’s website at www.ocharleysinc.com. Members of the nominating and corporate governance committee are Messrs. Monahan and Walker, and Ms. Zeitlin, each of whom is “independent” as defined by Nasdaq listing standards. The nominating and corporate governance committee held seven (7) meetings during 2010.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
     In accordance with the recently-enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the company requests that our shareholders vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
     Our executive compensation policies are designed to balance the goals of motivating and holding accountable our management team with performance-based compensation and promoting retention of our management team. We design our executive compensation policies to motivate members of senior management to execute our strategic plan and to boost company profitability, creating long-term value for our shareholders. The key objectives of our executive compensation philosophy are as follows:
•	To provide performance-based compensation that places a significant portion of our executives’ compensation at risk if financial goals are not reached. This means that our named executive officers will forgo bonus and equity incentive opportunities when pre-established performance goals fail to be achieved.

•	To link our executive officers’ interests with the goal of creating long-term value for our shareholders through grants of equity-based long-term incentive compensation.

•	To provide competitive base salaries, which will compensate our named executive officers for the day-to-day demands and responsibilities placed on them and which serve to attract and retain highly competent individuals.
     Our compensation and human resources committee reviews on an ongoing basis the compensation programs for our named executive officers to ensure that such programs achieve the desired goals of aligning our executive compensation structure with our company’s performance, shareholders’ interests and current market practices. For additional information regarding our executive compensation, including our 2010 executive compensation decisions, please see the “Compensation Discussion and Analysis” section below.
     In light of the foregoing considerations, we are asking our shareholders to indicate their approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2011 annual meeting of shareholders:
“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2011 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”
     While this vote is advisory and therefore not binding on the company, our compensation and human resources committee or our board of directors, our board of directors and our compensation and human resources committee value the opinions of our shareholders and to the extent there is a significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns when making future decisions regarding our executive compensation programs.
The board of directors unanimously recommends a vote FOR the resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
     In accordance with the Dodd-Frank Act, the company requests that our shareholders vote to determine, on an advisory basis, the frequency with which we will include in future annual proxy statements a shareholder advisory vote on the compensation of our named executive officers, similar to Proposal 2 above. By voting on this Proposal 3, shareholders may indicate whether they would prefer that the company provide for a shareholder advisory vote at future annual meetings every year, every two years or every three years.
     The board of directors has determined that providing an advisory vote on the compensation of our named executive officers every year is the most appropriate alternative for the company. In formulating its recommendation, the board of directors determined that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement on a more timely and consistent basis than if the vote were held less frequently. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking regular dialogue with our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for our company, and we look forward to hearing from our shareholders on this proposal.
     Shareholders of the company will have the opportunity to specify one of four choices for this proposal on the proxy card: every year, every two years, every three years or abstain. Shareholders are not voting to approve or disapprove of the board of directors’ recommendation. Rather, the outcome of this advisory vote regarding the frequency of a shareholder advisory vote will be determined by which frequency — every year, every two years or every three years — receives the greatest number of votes cast.
     Shareholders are being asked to vote on the following resolution at this annual meeting:
“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”
     While we intend to carefully consider the voting results of this proposal, this vote is advisory and therefore not binding on our compensation and human resources committee or our board of directors.
The board of directors unanimously recommends a vote FOR a frequency of every one year for future advisory votes regarding executive compensation.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     This section discusses the objectives and elements of our executive compensation programs and the compensation awarded to our named executive officers in 2010. It should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow in this proxy statement. The following individuals were our named executive officers for fiscal 2010 who continue to serve the company:
•	David W. Head, our president and chief executive officer, who joined the company on September 1, 2010;

•	Wilson Craft, our O’Charley’s concept president;

•	John R. Grady, our Ninety Nine concept president;

•	Lawrence D. Taylor, our chief supply chain officer; and

•	Philip J. Hickey, Jr., our chairman of the board. Mr. Hickey served as interim president and chief executive officer from Mr. Warne’s resignation until we hired Mr. Head.
     The following individuals were named executive officers for fiscal 2010 but are no longer with the company:
•	Jeffrey D. Warne, our former president and chief executive officer, who resigned on June 3, 2010; and

•	Lawrence E. Hyatt, our former chief financial officer and treasurer, who resigned effective as of the end of our 2010 fiscal year on December 26, 2010.
     2010 Executive Summary. We design our executive compensation policies to motivate members of senior management to execute our strategic plan and to boost company profitability, creating long-term value for our shareholders. The key objectives of our executive compensation philosophy are as follows:
•	To provide performance-based compensation that places a significant portion of our executives’ compensation at risk if financial goals are not reached. This means that our named executive officers will forgo bonus and equity incentive opportunities when pre-established performance goals fail to be achieved.

•	To link our executive officers’ interests with the goal of creating long-term value for our shareholders through grants of equity-based long-term incentive compensation.

•	To provide competitive base salaries, which will compensate our named executive officers for the day-to-day demands and responsibilities placed on them and which serve to attract and retain highly competent individuals.
     Our executive compensation policies are designed to balance the goals of motivating and holding accountable our management team with performance-based compensation and promoting retention of our management team. Challenging economic conditions in the past several years have impacted the casual dining industry. We believe that implementing our turnaround strategy in this environment is a multi-step process. The first step is to provide a compelling value as an incentive for lapsed guests to come back to our restaurants, and for new guests to try us for the first time. To do so, we have initiated efforts to improve the service we provide our guests as measured by our guest satisfaction scores. In the short term, we plan to drive sales by continuing to focus on value, while over time we intend to introduce new menu items at higher price points with higher margins. For a more detailed discussion of our 2010 business performance and the challenges we face, please refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our annual report on Form 10-K for the year ended December 26, 2010.
     The difficult macroeconomic environment continued to impact our senior executives’ compensation in 2010. For the second straight year, we froze executive salaries for the year at the previous year’s levels. Additionally, no performance bonuses were paid to our named executive officers for fiscal 2010 and our executives forfeited portions of certain performance based restricted stock awards based on 2010 operating results. In 2010 we also experienced a change in leadership as Mr. Warne resigned and Mr. Head was hired as our president and chief executive officer.

     Our compensation and human resources committee oversees our executive compensation programs, including those for our named executive officers. Generally, the compensation and human resources committee reviews the chief executive officer’s compensation annually. The chief executive officer makes annual recommendations to the committee regarding the pay levels of the other named executives officers, which committee members review and discuss. Historically, our compensation and human resources committee engaged a compensation consultant to provide advice and market data with respect to executive compensation. Due to the limited changes being considered for our compensation programs, the committee did not utilize the services of an executive compensation consultant for 2010. The Committee intends to re-evaluate this decision in 2011 and may seek to engage a consultant to provide guidance in the future.
     In 2009 and previous years, our compensation and human resources committee engaged Mercer as a compensation consultant to analyze our executive compensation programs generally and to assist us in establishing a peer group of public casual dining companies. The peer group consists of the following companies:

Bob Evans Farms, Inc.	The Cheesecake Factory, Inc.	Biglari Holdings Inc.
California Pizza Kitchen, Inc.	P.F. Chang’s China Bistro, Inc.	Ruby Tuesday, Inc.
Panera Bread Company	Papa John’s International, Inc.	Denny’s Corporation
CEC Entertainment, Inc.	Red Robin Gourmet Burgers, Inc.	Texas Roadhouse, Inc.
Chipotle Mexican Grill, Inc.	Cracker Barrel Old Country Store, Inc.	DineEquity, Inc.
In conjunction with Mercer, we established this peer group of casual dining companies based primarily on amount of annual revenue. While we did not utilize data from the peer group companies in establishing fiscal 2010 compensation for our named executive officers generally (as there were no increases in compensation), we did use peer group data, along with other data, in negotiating Mr. Head’s compensation in connection with his hiring in 2010, as described in more detail below.
     Total Direct Compensation; Allocation Among Components. Our compensation process establishes, for each named executive officer, an appropriate level of “total direct compensation” — i.e., the aggregate total of base salary, cash bonus and long-term incentive compensation that we will pay to such executive during the fiscal year if we meet target performance goals. In allocating compensation among these elements, we believe that the compensation paid to our senior-most managers — those with the greatest ability to influence our company’s performance — should, to a considerable extent, be tied to performance.
     For 2010, the decision was made (for the second straight year) that base salaries for our named executive officers should not be raised over the previous year’s levels. Cash bonus opportunities for fiscal 2010 were based on percentages of base salary, as discussed in more detail below. No equity grants were awarded to our named executive officers in 2010, other than grants in connection with promotions or new hires, as the grants awarded in 2009 to such individuals were intended to constitute three years of equity grants. For 2010, total target direct compensation of our named executive officers was as follows:

			2010 Long-Term
Named Executive	2010 Base	2010 Target	Incentive	2010 Targeted Total
Officer(1)	Salary	Cash Bonus	Compensation	Direct Compensation
Jeffrey D. Warne	$600,000	$600,000	—	$1,200,000
Lawrence E. Hyatt	$422,650	$283,176	—	$705,826
Wilson Craft	$445,000	$311,500	—	$756,500
John R. Grady	$357,000	$214,200	—	$571,200
Lawrence D. Taylor	$299,600	$179,760	—	$479,360

(1)	Messrs. Head and Hickey are not included in this table. Mr. Head joined the company in September 2010 after 2010 target compensation had been established, and is discussed in more detail below. Mr. Hickey’s compensation for his service as interim president and chief executive officer was established by the board of directors in connection with his appointment to the interim role, also as discussed in more detail below.
     The differences in the amounts of compensation among our top executives reflect the company’s belief that its senior executives should be compensated in accordance with their relative experience levels of responsibility within the company and the demands the company places on them.
     2010 Compensation of David W. Head. When setting compensation for Mr. Head upon his hire, the committee referenced the compensation paid to officers holding the position of chief executive officer at companies within our previously-established peer group as well as Mr. Head’s compensation package at his previous employer. Additionally, the committee reviewed information from the annual Hay Group Chain Restaurant Compensation Association survey regarding base salary, target cash bonus and target stock-based compensation. In light of this market-based data, and following negotiations with Mr. Head regarding his employment, Mr. Head’s base salary for 2010 was established at an annualized amount of $535,000, which the compensation and human resources committee believed was appropriate in light of Mr. Head’s experience, the compensation levels of our other executive officers, and the compensation data referenced above. As an inducement to Mr. Head to accept our employment offer, Mr. Head was entitled to a cash bonus for fiscal 2010 of $75,000. In connection with his hire Mr. Head was also awarded 40,000 shares of restricted stock and an option to purchase 120,000 shares of our common stock, as described in more detail below under “Long-Term Incentive Compensation.”
     2010 Compensation of Philip J. Hickey, Jr. In connection with Mr. Warne’s departure in June 2010, Mr. Hickey was appointed our interim president and chief executive officer while we searched for Mr. Warne’s replacement. In recognition of Mr. Hickey’s increased responsibilities in connection with this appointment, in addition to his compensation as a director, Mr. Hickey received cash compensation of $50,000 per month for the months of June, July and August, 2010, as well as options to purchase 25,000 shares of our common stock with an exercise price equal to grant date fair value. These options will vest in full on June 4, 2011.
     Base Salaries. For 2010, none of our named executive officers received a raise in base salary over 2009. We did not believe it would be appropriate to grant executive raises at a time of extremely tight expense control and a general company-wide salary freeze, even though we believed our management team to be performing effectively.
     For 2011, in light of 2010 performance and additional leadership changes, our compensation and human resources committee decided to keep named executive officers’ base salaries at their current levels, but may reconsider base salaries in the middle of the year. The compensation and human resources committee believes that deferring a decision on whether to adjust base salaries until mid-year will provide both the committee and Mr. Head better insight into our named executive officers’ and our company’s performance when considering salary adjustments.
     Cash Bonuses. We incentivize our named executive officers by establishing cash bonus opportunities that are tied to financial performance objectives. We believe that the opportunity to earn a significantly variable amount of cash compensation tied to our annual company performance aligns short-term executive performance with shareholder interests. A performance-based bonus system, administered under our shareholder-approved Executive Incentive Plan, also holds our executives accountable for sub-par company performance. In 2007 and 2008, our named executive officers did not receive any performance bonuses and for 2009 we paid performance bonuses significantly below target levels. In 2010 we did not pay performance bonuses to any of our named executive officers. Mr. Head received a bonus of $75,000 for fiscal 2010 as an inducement to accept our employment offer.
     For 2010, we developed a bonus program intended to reward our employees for meeting or improving our earnings before interest, taxes, depreciation and amortization, on a pre-bonus basis, adjusted to exclude severance and recruiting costs and other non-cash charges (this pre-bonus measurement is referred to herein as “adjusted EBITDA”), relative to budgeted amounts. If we did not meet our budgeted adjusted EBITDA, none of our named executive officers could receive a bonus. To the extent our budgeted adjusted EBITDA was met, our named executive officers could earn one third of their target bonus (with targets for each named executive officer as more fully defined below). As adjusted EBITDA performance improved, a greater portion of their respective target bonus could be earned.
     For Messrs. Warne, Hyatt and Taylor, we based bonus eligibility entirely on improvements in company-wide adjusted EBITDA. For Messrs. Craft and Grady, we based bonuses 40% on improvement in company-wide adjusted EBITDA and 60% on improvement in concept adjusted EBITDA (O’Charley’s and Ninety Nine, respectively). Target bonuses for 2010 as a percentage of base salary for our named executive officers were as follows: Mr. Warne, 100%; Mr. Hyatt, 67%; Mr. Taylor, 60%; Mr. Craft, 70%; and Mr. Grady 60%.
     In order for our named executive officers to receive 100% of their target bonus, company-wide and/or concept EBITDA results would have had to significantly exceeded budgeted adjusted EBITDA. For instance, even if we had attained budgeted adjusted EBITDA at the company-wide level, only 33% of each individual’s respective target bonus (for that portion tied to company-wide performance) would have been funded. And accordingly, even if we had attained budgeted adjusted EBITDA at the concept specific level, only 33% of each individual’s respective target bonus (for that portion, if any, tied to concept specific performance) would have been funded. We set 2010 adjusted EBITDA targets, consistent with our budget, at $58.9 million company-wide; $64.4 million at our O’Charley’s concept; and $25.6 million at our Ninety Nine concept. Our 2010 company-wide adjusted EBITDA was $47.4 million, while our O’Charley’s-level adjusted EBITDA was $49.8 million, and our Ninety-Nine adjusted EBITDA was $23.1 million. Because the company-wide and concept targets were not met, no performance bonuses were paid to our named executive officers for fiscal 2010.
     Details of our 2011 bonus program, which is similar to our 2010 program, are set forth in the summary of director and executive compensation included as Exhibit 10.27 to our Annual Report on Form 10-K for the fiscal year ended December 26, 2010.
     Long-Term Incentive Compensation. We believe that equity-based long-term incentive compensation provides a strong link between executive interests and the objective of creating shareholder value. To establish such incentives, we historically have used both performance-vesting and time-vesting stock option and restricted stock awards, tailoring the terms of such awards to suit company and shareholder objectives.
     With respect to the number of shares underlying our long-term incentive awards, our historical practice has been to determine the dollar amount of equity compensation that we want to provide, based on our total direct compensation targets and consistent with our compensation strategy of providing significant incentive-based pay. With the exception of significant promotions and new hires, we generally make equity awards at the first meeting of the compensation and human resources committee each year. This timing enables us to consider our prior-year performance in determining the appropriate size of equity awards.
     In 2009, we evaluated our equity incentive practices in light of our turnaround strategy, the uncertain economic environment and our desire to motivate our existing executive team to lead us through the challenging recessionary environment while building long-term shareholder value. In this context, we awarded time-based stock options (the “2009 Grants”) with a three-year cliff vesting schedule and six-year term at a per-share exercise price of $2.74, the grant-date closing price of our common stock. Mr. Craft’s grant, awarded when he joined the Company in October 2009, contained similar terms. The option vesting date for the 2009 Grants and the revised terms of our executive employment agreements (which, as discussed below, now expire in March 2012, other than for Mr. Head) were designed to generally run in parallel to each other over three years, providing our existing executives with incentive to remain with us over the next several years and to build the company’s value during this time frame. Except in connection with a change in control as discussed more fully below, the named executive officers must be employed with the company on the vesting date in order to retain any rights with respect to such 2009 Grants.
     Importantly, we intended the 2009 Grants to cover three years’ worth of equity grants to our named executive officers (other than grants that might be made in connection with promotions or new hires). Therefore, for 2010 and 2011, we have not made and do not intend to make any equity grants to named executive officers that were recipients of the 2009 Grants. In the case of Mr. Head, in connection with his appointment as president and chief executive officer, we awarded 120,000 stock options and 40,000 restricted shares. The options have an exercise price of $6.10 per share, the closing price of our common stock on September 1, 2010 (Mr. Head’s start date) and vest 50% on September 1, 2012 and 50% on September 1, 2013, provided that Mr. Head remains employed by the Company on the respective vesting dates, and except as provided under a change in control. The restricted shares vest in full on September 1, 2014, again provided that Mr. Head remains employed by the company on such date (and also except as provided under a change in control).
     In 2010, we also applied previously-established performance conditions to the restricted stock we granted to our named executive officers in 2008. These awards were structured to vest in equal 25% annual installments over four years beginning in 2009, subject to performance conditions being achieved each year. Because our company failed to achieve the 2010 performance conditions, 25% of the award was forfeited. The 2010 performance conditions applied to the portions of these awards allocated for the year were structured in a manner similar to those of our 2010 bonus plan described above — i.e., the tranche required achievement of budgeted company-wide EBITDA, which was not met.
     Severance and Change-in-Control Benefits. It is our experience that reasonable severance and change-in-control benefits are often necessary to recruit and retain effective senior managers. When we agree to provide severance benefits, we try to set payment levels that reflect the fact that it may be difficult for a high-level executive to find comparable employment within a short period of time. In addition, we seek to tie such severance benefits to non-compete covenants designed to protect us from a departed executive immediately joining one of our competitors.
     With respect to our named executive officers, we have entered into executive employment agreements based on a standard form of agreement. The employment agreements with Messrs. Craft, Grady and Taylor expire in March 2012, which closely approximates the February 2012 vesting date of the 2009 Grants for Messrs. Grady and Taylor and is intended to promote retention of our senior management team. Mr. Head, our president and chief executive officer, entered into a similar form of executive employment agreement upon joining the company in September 2010, which expires on September 30, 2014.
     Under the agreements entered into with our named executive officers, each such officer agrees to refrain from competing with the company during the term of their employment and for a period of 12 months thereafter and to refrain from soliciting employees of the company to terminate their employment. In exchange, we agree to make certain severance payments to each such executive in the event that his employment is terminated without “cause” or if he terminates his employment with “good reason” (as such terms are defined in the executive employment agreements). Upon such a termination Messrs. Head, Craft, Grady and Taylor will each be entitled to salary continuation for a period of 12 months. Additionally, Messrs. Grady and Taylor would be entitled to payment of the target bonus amount for the fiscal year in which the termination occurs, or the target bonus amount for the 2008 fiscal year if greater, and Mr. Craft would be eligible for the payment of target bonus, or 70% of base salary if greater. In the case of Mr. Head, if such a termination occurs he would be eligible for any outstanding bonus earned in the prior year but not yet paid. In addition, upon such a termination, all of our named executive officers would be entitled, subject to certain limitations, to continuation of certain employee benefits for a period of twelve months.
     Mr. Warne’s resignation on June 4, 2010 was treated as a termination without “cause” for purposes of his employment agreement. Consistent with such agreement, he will receive one and one-half his annual salary plus one and one-half his target bonus in weekly installments over a period of eighteen months, and continuation of health insurance benefits for eighteen months following the date of termination. The terms of Mr. Warne’s employment agreement with the company are summarized in the company’s Current Report on Form 8-K filed on June 4, 2009, and a copy of the agreement is attached to that report. Mr. Hyatt’s resignation as of the end of our 2010 fiscal year was treated as a voluntary termination without “good reason” for purposes of his employment agreement, and no severance benefits were paid in connection with his resignation.
     With respect to potential changes in control of the company, we believe that it is important to align our senior managers’ financial interests with those of our shareholders. We seek to reduce the reluctance that our senior-most executives might have in pursuing change-in-control transactions that would benefit our shareholders, but possibly result in job loss for them following such a transaction. To this end, the executive employment agreements with our named executive officers address the possibility of job loss after a change in control. Upon a change in control, the executive is entitled to a lump sum payment if he is terminated within eighteen months of such change in control other than for death, “cause,” “disability,” or “retirement” (as such terms are defined in the respective agreements). The executive is also entitled to such lump sum payment, if, following a change in control, he terminates employment with the company for “good reason” (as defined in the respective agreements). Upon such a termination, our executive officers are each entitled to severance pay in a lump sum amount equal to the sum of (i) 150% of the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control, and (ii) 150% of the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. In addition, in the event of such a termination following a change in control, our named executive officers are entitled to continuation of health insurance benefits for a period of 18 months.
     Notwithstanding the foregoing, with respect to the employment agreements entered into with Messrs. Head, Craft, Grady and Taylor, in the event the lump sum severance payment, either alone or together with other payments that the executive has the right to receive from the company, exceeds an amount which would be deemed to be a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the executive may elect to reduce such lump sum severance payment to the largest amount not subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. For more information regarding the potential payments upon a termination or change in control for each named executive officer, please see the table entitled “Potential Payments Upon Termination or Change in Control” below.
     Retirement Plans. We maintain a 401(k) salary reduction and profit-sharing plan, pursuant to which team members can make contributions up to the lesser of 60% of their annual compensation or the maximum amount permitted by law. The company contributes quarterly to the 401(k) plan an amount equal to 50% of team member contributions, up to 3% of eligible compensation so contributed. Company contributions vest at the rate of 25% each year beginning after the team member’s initial year of employment. Of our named executive officers, only Lawrence D. Taylor participated in our 401(k) salary reduction and profit-sharing plan in 2010.
     We maintain a nonqualified deferred compensation plan for certain members of our senior management to provide supplemental retirement income benefits through deferrals of salary and bonuses. Participants in this plan can contribute, on a pre-tax basis, up to 50% of their base pay and 100% of their bonuses. The company contributes quarterly to this plan an amount derived from applying a matching formula of each participant’s deferrals. Additional details regarding this supplemental retirement plan are provided in the table entitled “2010 Non-Qualified Deferred Compensation.”
     Health and Welfare Benefits. Our named executive officers are eligible for health and welfare benefits offered to all of our employees. We provide additional and/or higher levels of coverage for some company-provided benefits, as outlined in the chart below. We offer these benefits in order to remain competitive with other companies. We determine the amount of benefits to offer based on the cost to the company relative to the benefit to the named executive. The following is a summary of these benefits:

		Short-Term	Long-Term
Life Insurance	AD&D Insurance	Disability	Disability	Supplemental Disability
1X base salary plus average bonus for last two years (up to $1,000,000).	1X base salary plus average bonus for last two years (up to $1,000,000).	100% base salary for up to 180 days.	60% base salary plus average bonus for last two years (up to $10,000 monthly maximum).	Difference between $10,000 monthly maximum for long- term disability and 60% of base salary plus average bonus for last two years, with a maximum combined monthly benefit of $30,000.

     Perquisites. We provide limited perquisites to our named executive officers which include an annual car and gas allowance and health club membership dues.
     Accounting and Tax Implications. We consider the financial reporting and income tax consequences to the company of individual compensation elements when making compensation decisions. Overall, we seek to balance the desire to maintain an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.
     In making compensation decisions, we have considered that Internal Revenue Code Section 162(m) limits deductions for compensation paid in excess of $1 million. Our annual cash bonuses are designed to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, we reserve the discretion to design and use compensation elements that may not be deductible within Section 162(m).

Summary Compensation Table
     The following table sets forth certain summary information for the fiscal years ending December 26, 2010, December 27, 2009, and December 28, 2008, respectively, with respect to the compensation awarded to, earned by, or paid to our named executive officers.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)	($)(6)	($)
David W. Head	2010	178,421	75,000	244,000	461,340	—	—	23,208	981,969
President and Chief Executive Officer
Wilson Craft	2010	445,000	—	—	—	—	—	92,084	537,084
O’Charley’s Concept President	2009	94,135	—	—	943,500	35,942	—	18,775	1,092,352
John R. Grady	2010	357,000	—	—	—	—	—	49,170	406,170
Ninety Nine Concept President	2009	350,134	—	—	192,500	37,678	—	48,431	628,743
	2008	357,000	—	283,077	—	—	—	55,015	695,092
Lawrence D. Taylor	2010	299,600	—	—	—	—	—	33,810	333,410
Chief Supply Chain Officer	2009	299,600	—	—	92,400	52,760	—	28,736	473,496
	2008	299,600	—	202,713	—	—	—	44,594	546,907
Philip J. Hickey Jr.	2010	150,000	—	79,999	108,000	—	—	118,000	455,999
Chairman of the Board and former Interim President and Chief Executive Officer
Jeffrey D. Warne	2010	265,385	—	—	—	—	—	750,222	1,015,607
Former President and Chief	2009	529,038	—	—	1,122,000	142,534	—	54,576	1,848,148
Executive Officer	2008	446,250	—	353,841	—	—	—	58,024	858,115
Lawrence E. Hyatt	2010	435,654	—	—	—	—	—	54,230	489,884
Former Chief Financial	2009	422,650	—	—	231,000	83,112	—	57,076	793,839
Officer & Treasurer	2008	422,650	—	328,863	—	—	—	62,217	813,730

(1)	The amounts in the Salary column represent the base salary paid for the fiscal year. Mr. Head was hired in September 2010 with an annualized base salary of $535,000. In the case of Mr. Hickey, this amount reflects compensation of $50,000 per month while he served as our Interim President and Chief Executive Officer for June through August 2010. The amount of salary reported for Mr. Hyatt includes $13,004 in accrued but unused vacation time paid upon termination. Mr. Warne’s annualized salary at the time of his resignation in June 2010 was $600,000. The amount of salary reported for Mr. Warne includes $11,738 in accrued but unused vacation time paid upon resignation.

(2)	The amount of bonus compensation reported for Mr. Head represents a bonus of $75,000 paid as an inducement to accept our employment offer.

(3)	The amounts in the Stock Awards column reflect the aggregate grant date fair value of restricted stock awards, as determined for financial reporting purposes. As discussed in the Compensation Discussion and Analysis, our named executive officers in 2010 forfeited portions of previously granted performance-based restricted stock awards. The amount of stock awards granted to Mr. Hickey includes the grant date fair value of the customary annual stock award to each non-employee director in fiscal 2010.

(4)	The amounts in the Option Awards column reflect the aggregate grant date fair value, as determined for financial reporting purposes, for awards granted during the respective fiscal years set forth in the Year column. Assumptions used in the calculation of these amounts are discussed in footnotes 1 and 6 to the company’s audited financial statements for the fiscal year ended December 26, 2010, which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 10, 2011. The amount of option awards reported for Mr. Hickey includes the grant date fair value of the stock option award granted in connection with his service as interim president and chief executive officer.

(5)	The amounts in the Non-Equity Incentive Plan Compensation column reflect the cash bonuses paid to the named individuals under the applicable year’s bonus plan described under the heading “Cash Bonuses”

above.

(6)	Amounts shown in the All Other Compensation column for 2010 include for each named executive officer:

		Deferred
		Compensation
	Car	Matching	Group Term Life	Disability	Severance	Relocation
	Allowance	Contributions	Premiums	Premiums	Payments	Expenses	Other
Name	($)	($)	($)	($)	($) (a)	($)	($)(b)
David W. Head	7,692	—	10,800	4,656	—	—	60
Wilson Craft	25,000	17,800	772	7,141	—	41,131	240
John R. Grady	25,012	16,065	456	7,137	—	—	501
Lawrence D. Taylor	25,000	—	333	3,886	—	—	4,591
Philip J. Hickey Jr.	—	—	—	—	—	—	118,000
Jeffrey D. Warne	11,058	12,471	322	5,475	720,270	—	627
Lawrence E. Hyatt	24,960	19,211	474	8,762	—	—	822

(a)	Pursuant to his employment agreement, this amount includes cash severance provided to Mr. Warne following his resignation on June 4, 2010.

(b)	The amounts shown in the Other column include accrued dividends paid upon vesting of performance awards and company contributions to healthclub dues. The amounts included for Mr. Hickey include fees earned as a non-employee director. The amounts included for Mr. Taylor include $4,232 of employer matching contributions pursuant to the company’s 401(k) plan.

2010 Grants of Plan-Based Awards
     The following table summarizes grants of plan-based awards made to our named executive officers in 2010.

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
		Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Shares of	Securities	Base Price	of Stock and
		Plan Awards(1)			Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	($/sh)	($)	($)(2)
David W. Head	09/01/10	—	—	—	40,000	—	—	244,000
	09/01/10	—	—	—	—	120,000	6.10	461,340
Wilson Craft	—	102,795	311,500	467,250	—	—	—	—
John R. Grady	—	70,686	214,200	321,300	—	—	—	—
Lawrence D. Taylor	—	59,321	179,760	269,640	—	—	—	—
Lawrence E. Hyatt	—	93,448	283,176	424,764	—	—	—	—
Philip J. Hickey Jr.	05/12/10	—	—	—	8,602	—	—	79,999
	06/04/10	—	—	—	—	25,000	6.92	108,000
Jeffrey D. Warne	—	198,000	600,000	900,000	—	—	—	—

(1)	The amounts shown in Threshold, Target and Maximum columns reflect the threshold, target and maximum bonus levels, respectively, that could have been earned under the company’s cash bonus plan for fiscal year 2010. Upon the attainment of the respective levels of budgeted adjusted EBITDA for the concept or enterprise, as applicable. Threshold bonuses would be paid, where Threshold equals 33% of the Target amounts shown above. The plan is described under “Cash Bonuses” above. Other than the inducement bonus paid to Mr. Head as described above under “Cash Bonuses,” our named executive officers earned no bonus in 2010 as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The amounts shown in this column represent the grant date fair value of stock options as determined for financial reporting purposes. Assumptions used in the calculation of these amounts are discussed in footnotes 1 and 6 to the company’s audited financial statements for the fiscal year ended December 26, 2010, which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 10, 2011.

Outstanding Equity Awards at Fiscal 2010 Year-End
     The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 26, 2010. Market values are based on the closing price of our common stock on December 23, 2010, of $7.79.

	Option Awards				Stock Awards
								Equity
								Incentive	Equity Incentive
								Plan	Plan Awards:
								Awards:	Market or
							Market	Number of	Payout Value
	Number of				Number of		Value of	Unearned	of Unearned
	Securities	Number of Securities			Shares or		Shares or	Shares, Units	Shares, Units
	Underlying	Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options	Options	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)	(#)	($)
David W. Head	—	120,000 (1)	$6.10	09/01/20	40,000	(2)	311,600	—	—
Wilson Craft	—	150,000 (3)	$9.62	02/10/15	—		—	—	—
John R. Grady	24,000	—	$20.42	01/27/13	3,222	(4)	25,099	6,517 (5)	50,767
		125,000 (3)	$2.74	02/10/15	6,517	(6)	50,767
Lawrence D. Taylor	—	60,000 (3)	$2.74	02/10/15	2,475	(4)	19,280	4,667 (5)	36,356
					4,667	(6)	36,356
Philip J. Hickey Jr.	—	25,000 (7)	$6.92	06/04/16	32,841	(8)	255,831	—	—
					3,342	(9)	26,034
					8,602	(10)	67,010
Lawrence E. Hyatt (11)	—	150,000	$2.74	02/10/15	3,973		30,950	3,785	29,485
					3,750		29,213	3,786	29,493
					7,571		58,978

(1)	One-half of these options will vest on September 1, 2012 and the remaining shares will vest on September 1, 2013, provided that executive remains employed by the company and except as provided under a change in control.

(2)	These restricted shares will vest in full on September 1, 2014, provided that executive remains employed by the company and except as provided under a change in control.

(3)	These options will vest in full on February 10, 2012, provided that executive remains employed by the company and except as provided under a change in control.

(4)	These shares vested on February 7, 2011.

(5)	One half of these shares were forfeited on March 10, 2011 for failure to meet minimum performance targets. The remaining shares may vest on March 10, 2012 based on the attainment of performance targets established for the 2011 fiscal year by the compensation and human resources committee, provided that executive remains employed by the company and except as provided under a change in control. If the company does not meet or exceed one or more of the performance target(s) for such fiscal year, then the shares which have not vested will be forfeited.

(6)	One-half of these shares of restricted stock vested on March 10, 2011, and the remaining shares will vest on March 10, 2012, provided that executive remains employed by the company and except as provided under a change in control.

(7)	These options will vest in full on June 4, 2011, provided that Mr. Hickey remains a director of the company and except as provided under a change in control.

(8)	One-half of these restricted shares vested on January 5, 2011, and the remaining shares will vest on January 5, 2012, provided that Mr. Hickey remains a director of the company and except as provided under a change in control.

(9)	One-half of these restricted shares will vest on August 18, 2011, and the remaining shares will vest on

August 18, 2012, provided that Mr. Hickey remains a director of the company and except as provided under a change in control.

(10)	These restricted shares will vest in full on the date of the 2011 annual shareholders meeting, provided that Mr. Hickey remains a director of the company and except as provided under a change in control.

(11)	All of Mr. Hyatt’s outstanding options and unvested restricted shares were cancelled effective December 26, 2010, Mr. Hyatt’s last day of employment.
2010 Option Exercises and Stock Vested
     The following table summarizes the number of options exercised and the vesting of restricted stock awards and the value realized by our named executive officers as a result of such events during 2010.

	Option Awards		Stock Awards
			Number of
	Number of Shares		Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)(1)
David W. Head	—	—	—	—
Wilson Craft	—	—	—	—
John R. Grady	—	—	3,221	22,418
	—	—	3,258	29,224
	—	—	2,786	24,990
Lawrence D. Taylor	—	—	2,474	17,219
	—	—	2,333	20,927
	—	—	1,995	17,895
Philip J. Hickey, Jr.	—	—	16,420	107,715
			1,670	9,786
Jeffrey D. Warne	—	—	4,295	29,893
	—	—	4,073	36,535
	—	—	3,482	31,234
Lawrence E. Hyatt	—	—	3,973	27,652
	—	—	3,785	33,951
	—	—	3,236	29,027
	—	—	3,750	26,250

(1)	The amounts shown in the Value Realized on Vesting column represent the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock acquired on vesting by the closing stock price on the vesting date.

2010 Non-Qualified Deferred Compensation
     The following table summarizes non-qualified deferred compensation earned by our named executive officers in 2010.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last FY	Last FY	Last FY	Distributions	FYE
Name (1)	($)(2)	($)(3)	($)	($)	($)(4)
Wilson Craft	22,250	17,800	210	—	40,260
John R. Grady	21,420	16,065	8,876	—	91,578
Lawrence D. Taylor	—	—	1,822	—	15,100
Jeffrey D. Warne	27,712	12,471	7,808	90,286 (5)	195,285
Lawrence E. Hyatt	25,359	19,211	(442)	—	44,128

(1)	Messrs. Head and Hickey did not participate in the non-qualified plan in 2010 and have no outstanding balance in the plan.

(2)	Executive contributions are part of “Salary” in the Summary Compensation Table. Mr. Taylor did not participate in the company’s non-qualified deferred compensation plan in 2010.

(3)	Registrant contributions are included under “All Other Compensation” in the Summary Compensation Table. Company matching contributions equal 100% of the first 3% of compensation and 50% of the next 3% of compensation so contributed.

(4)	The amounts in this column include amounts reported as compensation to the executive in the Summary Compensation Tables in prior years’ proxy statements as follows: Mr. Grady — $32,424, Mr. Taylor — $11,283, Mr. Warne — $44,389, and Mr. Hyatt — $18,995. These amount do not take into account amounts distributed in connection with Internal Revenue Code Section 409A transition relief or previously scheduled in-service withdrawals.

(5)	Mr. Warne elected to receive his account balance in equal installments over 5 years following his separation from the company.

Potential Payments Upon Termination or Change in Control
     The following tables summarize the potential payments to be made to our named executive officers upon termination of their employment or a change in control of the company, assuming termination on December 26, 2010.
David W. Head

			Termination following
	Termination by	Termination by	Change in Control	Termination
	Company without	Company with	other than for Death,	following Change in
	Cause or by	Cause or by	Disability or Retirement,	Control with
	Executive with	Executive without	without Cause, or with	Cause or without
	Good Reason	Good Reason	Good Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)
Severance	535,000	—	915,000	—	—	—	—
Accelerated vesting of stock options(1)	—	—	202,800	202,800	—	—	—
Accelerated vesting of restricted stock	—	—	311,600	311,600	311,600	311,600	—
Non-qualified deferred compensation plan	—	—	—	—	—	—	—
Post-termination health insurance	8,563	—	12,845	—	—	—	—

Total	543,563	—	1,442,245	514,400	311,600	311,600	—

(1)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal 2010 Year-End table above. Amounts represent the maximum profit Mr. Head would have received had he exercised any vested options that were in-the-money on December 26, 2010, including those that vested in connection with a termination of employment following a change in control and sold the underlying stock at $7.79 per share, which was the closing price of one share of the company’s stock on such date.
Wilson Craft

Termination following
	Termination by	Termination by	Change in Control	Termination
	Company without	Company with	other than for Death,	following Change
	Cause or by	Cause or by	Disability or Retirement,	in Control with
	Executive with	Executive without	without Cause, or with	Cause or without
	Good Reason	Good Reason	Good Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)
Severance	781,500	—	721,413	—	—	—	—
Accelerated vesting of stock options(1)	—	—	—	—	—	—	—
Accelerated vesting of restricted stock	—	—	—	—	—	—	—
Non-qualified deferred compensation plan	26,642	26,642	40,260	40,260	40,260	26,642	26,642
Post-termination health insurance	—	—	—	—	—	—	—

Total	808,142	26,642	761,673	40,260	46,260	26,642	26,642

(1)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal 2010 Year-End table above. Amounts represent the maximum profit Mr. Craft would have received had he exercised any vested options that were in-the-money on December 26, 2010, including those that vested in connection with a termination of employment following a change in control and sold the underlying stock at $7.79 per share, which was the closing price of one share of the company’s stock on such date. Outstanding vested and exercisable options held on December 26, 2010 that were out-of-the-money (exercise price above $7.79) are not reflected in this row as the intrinsic value for these options was $0.

John R. Grady

			Termination following
	Termination by	Termination by	Change in Control	Termination
	Company without	Company with	other than for Death,	following Change in
	Cause or by	Cause or by	Disability or Retirement,	Control with
	Executive with	Executive without	without Cause, or with	Cause or without
	Good Reason	Good Reason	Good Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)
Severance	596,212	—	592,017	—	—	—	—
Accelerated vesting of stock options (1)	—	—	631,250	—	—	—	—
Accelerated vesting of restricted stock	—	—	126,634	—	126,634	126,634	126,634
Non-qualified deferred compensation plan	91,578	91,578	91,578	91,578	91,578	91,578	91,578
Post-termination health insurance	8,563	—	12,845	—	—	—	—

Total	696,353	91,578	1,454,324	91,578	218,212	218,212	218,212

(1)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal 2010 Year-End table above. Amounts represent the maximum profit Mr. Grady would have received had he exercised any vested options that were in-the-money on December 26, 2010, including those that vested in connection with a termination of employment following a change in control and sold the underlying stock at $7.79 per share, which was the closing price of one share of the company’s stock on such date.
Lawrence D. Taylor

			Termination following
	Termination by	Termination by	Change in Control	Termination
	Company without	Company with	other than for Death,	following Change in
	Cause or by	Cause or by	Disability or Retirement,	Control with
	Executive with Good	Executive without	without Cause, or with	Cause or without
	Reason	Good Reason	Good Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)
Severance	504,360	—	528,540	—	—	—	—
Accelerated vesting of stock options (1)	—	—	303,000	—	—	—	—
Accelerated vesting of restricted stock	—	—	91,992	—	91,992	91,992	91,992
Non-qualified deferred compensation plan	15,100	15,100	15,100	15,100	15,100	15,100	15,100
Post-termination health insurance	5,921	—	15,209	—	—	—	—

Total	525,381	15,100	953,841	15,100	107,092	107,092	107,092

(1)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal 2010 Year-End table above. Amounts represent the maximum profit Mr. Taylor would have received had he exercised any vested options that were in-the-money on December 26, 2010, including those that vested in connection with a termination of employment following a change in control and sold the underlying stock at $7.79 per share, which was the closing price of one share of the company’s stock on such date.
Lawrence E. Hyatt
Mr. Hyatt resigned effective December 26, 2010 and, pursuant to the terms of his Executive Employment Agreement, received no additional compensation.

2010 Director Compensation
     The table below represents the compensation earned by each non-employee director during fiscal 2010.

	Fees
	Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)(3)	($)
William F. Andrews	51,500	79,999	—	—	131,499
Arnaud Ajdler	55,000	79,999	—	—	134,999
Douglas Benham	56,000	79,999	—	1,000	135,999
Philip J. Hickey, Jr.	118,000	79,999	108,000 (2)	—	305,999
Gregory Monahan	48,500	79,999	—	—	128,499
Dale W. Polley	62,500	79,999	—	2,000	144,499
Richard Reiss, Jr.	61,500	79,999	—	—	141,499
H. Steve Tidwell	55,500	79,999	—	—	135,499
Robert J. Walker	53,500	79,999	—	—	133,499
Shirley A. Zeitlin	57,000	79,999	—	1,000	136,999

(1)	The amounts in the Stock Awards column reflect the aggregate grant date fair value, as determined for financial reporting purposes, for awards granted in 2010. The grant date fair value of the customary annual stock award to each non-employee director in fiscal 2009 was $79,999.

(2)	The amount in the Option Awards column for Mr. Hickey reflects the aggregate grant date fair value, as determined for financial reporting purposes, for a stock option grant of 25,000 options at a grant price equal to $6.92, the closing market price of the date of grant, granted to Mr. Hickey in connection with his services as Interim President and Chief Executive Officer. Additionally, Mr. Hickey received $150,000 in connection with his services as Interim President and Chief Executive Officer.

(3)	The amount shown in the All Other Compensation column represent matching charitable contributions made by the company during 2010 pursuant to the company’s non-employee director compensation policy, as described below:
a.	Each non-employee director is eligible for an O’Charley’s Inc. donation match to their charity of choice.

b.	The match is based on the non-employee directors’ personal donations and not those made by business affiliations.

c.	The match is capped at $2,000 per year, per non-employee director and may be divided between two separate charities at $1,000 each or $2,000 per charity at any time during the fiscal year.
     During 2010, non-employee directors received an annual retainer of $25,000 payable in cash in quarterly installments, a fee of $3,000 for each board of directors meeting attended in person, a fee of $3,000 for each committee meeting attended in person, and fees of $1,000 for each board of directors meeting and $500 for each committee meeting in which the director participated by telephone. Directors were reimbursed for travel expenses associated with serving as a director. Directors who served as chairs of each of the audit, compensation and human resources and nominating and corporate governance committees received an annual fee of $6,000 payable in cash in quarterly installments. The Chairman of the Board received an annual retainer of $75,000 payable in cash in quarterly installments in addition to the Board retainer and other fees. Directors who are officers or employees of the company receive no compensation for serving as members of the board of directors. The aggregate amount of fees paid to the non-employee directors for the 2010 fiscal year was $619,000. The company also matches charitable contributions by its non-employee directors up to an aggregate of $2,000 annually for each non-employee director.
     Each non-employee director receives a grant of restricted stock valued at $100,000 on the date of his or her initial election or appointment to the board of directors. These shares vest in three equal, annual installments beginning on the first anniversary date of the grant. In addition, on the date of each annual meeting of shareholders, each non-employee director who continues as a director following such meeting and who has served as a director for at least 11 months prior to such meeting receives a grant of restricted stock valued at approximately $80,000 based on the closing price of the company’s common stock on the date of grant. The shares vest in full on the date of the next annual meeting of shareholders following the date of grant.

     The board of directors evaluates the compensation of directors annually and makes adjustments as it deems advisable and consistent with the best interests of the company’s shareholders and the financial abilities of the company. After a review of director compensation practices at companies within the previously-established peer group and on account of recent company performance and management initiatives, the board of directors made the decision to reduce the fee schedule. During 2011, non-employee directors will receive an annual retainer of $21,250 payable in cash in quarterly installments, a fee of $2,550 for each board of directors meeting attended in person, a fee of $2,550 for each committee meeting attended in person, and fees of $850 for each board of directors meeting and $425 for each committee meeting in which the director participated by telephone. Directors who serve as chairs of each of the audit, compensation and human resources, and nominating and corporate governance committees will receive an annual fee of $5,100 payable in cash in quarterly installments. The Chairman of the board of directors will receive an annual retainer of $63,750 payable in cash in quarterly installments in addition to the board retainer and other fees.
Compensation Committee Interlocks
     During fiscal year 2010, the compensation and human resources committee of the board of directors was composed of Messrs. Ajdler, Reiss and Tidwell. None of these persons has at any time been an officer or employee of the company or any of its subsidiaries. In addition, there are no relationships among the company’s executive officers, members of the compensation and human resources committee or entities whose executives serve on the board of directors or the compensation and human resources committee that require disclosure under applicable SEC regulations.
Compensation and Human Resources Committee Report
     The compensation and human resources committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the compensation and human resources committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Arnaud Ajdler	Richard Reiss, Jr. (Chair)	H. Steve Tidwell
Equity Compensation Plans
     The table below sets forth the following information as of December 26, 2010 with respect to the compensation plans (including individual compensation arrangements) under which the company’s equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by the company’s security holders and (ii) all compensation plans not previously approved by the company’s security holders:
•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities remaining available for future issuance under the plans.
     In addition to options, warrants and rights, the company’s stock incentive plan allows awards to be made in the form of restricted stock or other forms of equity-based compensation. Shares of restricted stock previously issued by the company are not reflected in the table below.
     All of the company’s stock compensation plans have been approved by the company’s shareholders.

	Number of
	securities to be
	issued upon	Weighted average
	exercise of	exercise price of	Number of
	outstanding	outstanding	securities
	options, warrants	options, warrants	remaining available
Plan Category	and rights	and rights	for future issuance
Equity compensation plans approved by security holders	1,431,086	$12.87	1,287,368
Equity compensation plans not approved by security holders	270,000	$8.06	—

Total	1,701,086	$12.11	1,287,368

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the company’s officers and directors, and persons who own more than ten percent of the company’s common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the company with copies of all Section 16(a) forms they file.
     Based solely on its review of the copies of such forms received by it, the company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 26, 2010, except that each of Colin M. Daly, Michael K. Ellis, and R. Jeffrey Williams filed a Form 4 reporting the disposition of shares to cover the tax liability associated with the vesting of a restricted stock grant that was not reported on a timely basis.
AUDIT COMMITTEE REPORT
     The audit committee of the board of directors is composed of three directors who are independent directors as defined under the applicable rules of the Securities and Exchange Commission and Nasdaq Marketplace Rule 5605(c)(2). Currently, the members of the audit committee are Messrs. Andrews, Benham and Polley.
     The audit committee operates under a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the company’s website at www.ocharleysinc.com. The audit committee reviews the company’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the company’s financial statements and financial reporting process, including assessing the effectiveness of the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of the company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of the company’s internal control over financial reporting.
     The audit committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting. Specifically, the audit committee has reviewed and discussed with management and the auditor the audited financial statements for the year ended December 26, 2010. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the audit committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the company and management. The audit committee has considered whether the independent registered public accounting firm’s provision of any non-audit services to the company is compatible with the independent registered public accounting firm’s independence.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 26, 2010, for filing with the SEC.

William F. Andrews	Douglas Benham	Dale W. Polley (Chair)
     The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The audit committee of the board of directors of the company has selected KPMG LLP to serve as the independent registered public accounting firm for the current fiscal year. Such firm has served as the company’s independent registered public accounting firm since August 1991. Representatives of KPMG LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
Fees Billed to the company by KPMG LLP During 2010 and 2009
     On behalf of the company, the audit committee retained KPMG LLP to audit the company’s consolidated financial statements and its internal control over financial reporting for fiscal year 2010. In connection with the audits of the company’s consolidated financial statements and its internal control over financial reporting for fiscal years 2010 and 2009, the audit committee entered into an engagement letter with KPMG LLP which set forth the terms by which KPMG LLP performed its audit services. That agreement is subject to alternative dispute resolution procedures, which the company has agreed are the sole methodologies for the resolution of any disputes, and contains an exclusion of punitive damages.
     Audit Fees. Audit fees include fees paid by the company to KPMG LLP in connection with its annual audit of the company’s consolidated financial statements and internal control over financial reporting and review of the company’s interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by the company’s independent registered public accounting firm. Such services include comfort letters, consents and review of documents filed with the SEC. The aggregate fees billed to the company by KPMG LLP for audit services rendered to the company and its subsidiaries for the fiscal years ended December 26, 2010 and December 27, 2009 were $553,250 and $509,500, respectively.
     Audit-Related Fees. Audit-related fees normally include due diligence and audit services related to mergers and acquisitions, employee benefit plan audits and certain attest services. KPMG LLP did not bill the company any fees for audit-related services rendered to the company and its subsidiaries for the fiscal years ended December 26, 2010 and December 27, 2009.
     Tax Fees. KPMG LLP did not bill the company any fees for tax-related services rendered to the company and its subsidiaries for the fiscal years ended December 26, 2010 and December 27, 2009.
     All Other Fees. KPMG LLP did not bill the company any fees for other services rendered to the company and its subsidiaries for the fiscal years ended December 26, 2010 and December 27, 2009.
     The audit committee considered these fees and concluded that the performance of these services was consistent with KPMG LLP’s independence.
     The audit committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm to the company. The policy requires that all services that KPMG LLP, the company’s independent registered public accounting firm, may provide to the company, including audit services and permitted audit-related and non-audit services, be pre-approved by the audit committee. The audit committee approved, in accordance with the policy described herein, all audit and non-audit services provided by KPMG LLP during the year ended December 26, 2010.
PROPOSAL 4: RATIFICATION OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011
     Shareholder ratification of the selection of KPMG LLP is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG LLP to our shareholders for ratification. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the shareholders ratify the selection, the audit committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of O’Charley’s Inc. and its shareholders.
     The board of directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011.

CERTAIN TRANSACTIONS
     Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% shareholders or their family members that require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.
     We have adopted a written related party transaction policy, administered by our audit committee, that requires the audit committee to review and either ratify, approve or disapprove all “Interested Transactions,” subject to certain exceptions for specified “pre-approved transactions” not believed to create a material interest with respect to a “Related Party.” “Interested Transactions” are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or material indirect interest.
     For purposes of the policy, a “Related Party” is any:
•	person who is or was (since the beginning of the last fiscal year for which the company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the company’s common stock, other than entities that hold 5% or more and do not participate on the board or receive any other rights that would indicate participation in the operations or management of the company’s business;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
     In determining whether to approve or ratify an Interested Transaction under the policy, the audit committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the company of the proposed transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.
     In addition, the audit committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.
PROPOSALS OF SHAREHOLDERS
     Under the rules of the SEC, if a shareholder wants to include a proposal in our proxy statement and form of proxy for presentation at our 2012 annual meeting of shareholders, the proposal must be received by us at our principal executive offices at 3038 Sidco Drive, Nashville, Tennessee 37204. Proposals must be in writing and must be received by the company prior to December 9, 2011. The proposal should be sent to the attention of the Secretary of the company by certified mail, return receipt requested.
     In addition, the company’s bylaws contain advance notice provisions requiring that for shareholders to propose an item of business, or a shareholder director nomination, to be brought before and considered at the 2012 annual meeting of shareholders, such shareholder must provide notice thereof to the secretary of the company no later than December 9, 2011. A notice of a proposed item of business or shareholder director nomination must include certain information about the shareholder and the proposed item of business or nominee, as applicable, as set forth in the company’s bylaws.
PROXY SOLICITATION COSTS
     The accompanying form of proxy is solicited on behalf of the board of directors of the company. The cost of solicitation of proxies will be borne by the company, including expenses in connection with preparing, assembling, and mailing the notice of Internet availability and printed proxy materials. Such solicitation will be made by mail and may also be made by the company’s regular officers or employees personally or by telephone or telecopy. The company may reimburse brokers, custodians, and their nominees for their expenses in forwarding proxies and proxy materials to beneficial owners.

DELIVERY OF SHAREHOLDER DOCUMENTS
     SEC rules allow the company to send a single copy of the notice regarding the Internet availability of proxy materials or printed proxy materials to any household at which two or more shareholders reside if the company believes the shareholders are members of the same family, unless the company has received contrary instructions from a shareholder. This process, known as “householding,” reduces the volume of duplicate information received at your household, conserves natural resources and helps reduce the company’s expenses. The rules apply to the company’s annual reports and proxy statements.
     If your shares are registered in your own name and you would like to receive your own notice of Internet availability of proxy materials or printed set of the company’s annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single notice regarding the Internet availability of proxy materials or set of the company’s annual disclosure documents, please contact the company’s corporate secretary by calling 1-615-256-8500 or writing to the company at O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204, Attention: Secretary. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The company will deliver promptly upon oral or written request a separate copy of the notice regarding the Internet availability of proxy materials or printed proxy materials and annual report to shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.
     A copy of the company’s Annual Report on Form 10-K, including exhibits, for the fiscal year ended December 26, 2010 may be obtained, without charge, by any shareholder to whom this proxy statement is provided, upon written request to: Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.

O’CHARLEY’S INC.
ATTN: Colin M. Daly
3038 SIDCO DRIVE
NASHVILLE, TN 37204
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain

1a. Arnaud Ajdler	☐	☐	☐

1b. William F. Andrews	☐	☐	☐

1c. Douglas Benham	☐	☐	☐

1d. David W. Head	☐	☐	☐

1e. Philip J. Hickey, Jr.	☐	☐	☐

1f. Gregory Monahan	☐	☐	☐

1g. Dale W. Polley	☐	☐	☐

1h. Richard Reiss, Jr.	☐	☐	☐

1i. H. Steve Tidwell	☐	☐	☐

1j. Robert J. Walker	☐	☐	☐

1k. Shirley A. Zeitlin	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2	To approve, on an advisory basis, the company’s executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain

3	To determine, on an advisory basis, whether the company will have future advisory votes regarding executive compensation every one year, every two years or every three years. ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

O’CHARLEY’S INC.
Annual Meeting of Shareholders
May 18, 2011 9:00 AM (CDT)
This proxy is solicited by the Board of Directors
The undersigned hereby appoints R. Jeffrey Williams, Colin M. Daly, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of O’Charley’s Inc. (the “Comapany”) held of record by the undersigned on March 18, 2011, at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Wednesday, May 18, 2011, at the Company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, and at any adjournment thereof.
If properly signed, dated and returned, this proxy will be voted as specified on the reverse side. If you sign and return this proxy, but do not provide specific direction with respect to a voting item, this proxy will be voted with respect to such item as recommended by the Board of Directors. The proxies are also authorized to vote upon all other matters as may properly come before the meeting, or postponement thereof, utilizing their own discretion.
Continued and to be signed on reverse side